Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Settlement Agreement”) is made and entered into as of September 6, 2012 (the “Effective Date”), by and between Visualant, Incorporated (the “Company”) and Bradley E. Sparks (“Sparks”).

WHEREAS, Sparks currently is a Director of the Company, and during the period from November 2006 to November 2009 also served as the Chief Executive Officer and President of the Company; and

WHEREAS, Sparks made a loan to the Company in 2007 from his Individual Retirement Account (the “IRA Account”) and the Company remains indebted to Citigroup Global Markets, Inc., IRA Custodian for Bradley E. Sparks (the “IRA Custodian”) pursuant to a Promissory Note dated February 20, 2007 in the principal amount of USD $50,750.00 (the “2007 Note”) plus interest and penalty interest thereon to the Effective Date in the amount of $66,780.48 (referred to as, the “IRA Debt Obligations”);

WHEREAS, the Company also remains indebted to Sparks pursuant to (a)  a Promissory Note dated September 30, 2009 in the principal amount of USD $22,478.35 representing unreimbursed expenses (the “2009 Note”) and interest thereon to the Effective Date in the amount of $5,705.73; (b) accrued but unpaid compensation in the amount of $721,333; and (c) accounts payable and medical expenses in the amount of $11,451 (collectively, the “Additional Debt Obligations” and together with the IRA Debt Obligations, the “Total Debt Obligations”); and

WHEREAS, the Company and Sparks wish to resolve and settle the Total Outstanding Debt Obligations by the Company (i) paying $50,750.00 in cash to the IRA Custodian and issuing 513,696 shares of the Company’s common stock to the IRA Custodian (together, the “IRA Settlement Payments”), in full settlement of the IRA Outstanding Debt Obligations, and (ii) paying $39,635.00 in cash to Sparks and issuing 4,000,000 shares of the Company’s common stock to Sparks (together, the “Additional Settlement Payments”), in full settlement of the Additional Outstanding Debt;

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Sparks hereby agree as follows:

1.         Payments in Satisfaction of Total Outstanding Debt.  For and in consideration of the release and agreements set out in this Settlement Agreement, the parties agree as follows:

a.

Cash Payments.  Within three business days of the execution and delivery of this Settlement Agreement by both of the parties, the Company shall pay (i) $50,750.00 in cash to the IRA Custodian by wire transfer pursuant to the instructions set forth on Schedule A attached hereto; and (ii) $39,635.00  in cash to Sparks by wire transfer pursuant to the instructions set forth on Schedule B attached hereto; and

b.

Stock Payments.  Within three business days of the execution and delivery of this Settlement Agreement by both parties, the Company shall issue (i) a certificate for 513,696 shares of the Company’s common stock to the IRA Custodian in accordance with the delivery instructions set forth on Schedule A attached hereto; and (ii) a certificate for 4,000,000 shares of the Company’s common stock to Sparks in accordance with the delivery instructions set forth on Schedule B attached hereto.  All such shares shall be deemed fully paid upon issuance by the Company.  Sparks acknowledges that the shares will carry a legend restricting their resale except pursuant to an available exemption under applicable securities laws.  The Company agrees that it will use its best efforts to promptly remove such legend at the request of Sparks at such time as the shares are transferable under applicable securities laws.

2.         Satisfaction of Total Debt Obligations.  Sparks hereby acknowledges and agrees that (a) the IRA Settlement Payments to be made to the IRA Custodian pursuant to Section 1(a)(i) and (b)(i) shall constitute full and complete satisfaction of all of the IRA Debt Obligations, and (b) the Additional Settlement Payments to be made to Sparks pursuant to Section 1(a)(ii) and (b)(ii) shall constitute full and complete satisfaction of all of the Additional Debt Obligations.

3.         Cancellation of Notes.  Upon receipt of the payments set forth in Section 1, Sparks will promptly deliver to the Company the original 2007 Note and 2009 Note, each marked “Paid in Full,” or deliver a lost note affidavit in lieu of such delivery.

4.         Resignation as Director.  Upon receipt of the payments set forth in Section 1,  Sparks agrees to resign as a Director of the Company by signing and delivery to the Company a resignation letter in the form attached as Exhibit A hereto.

5.         Mutual Non-disparagement.  Each of the Company and Sparks agrees to refrain from making any oral or written statements to any third parties that are disparaging of the other party.

6.         Mutual Release.  For and in consideration of the agreements set out in this Settlement Agreement, and conditioned upon the Company’s satisfaction of the Total Debt Obligations by making the payments set forth in Section 1 above, each of the Company and Sparks (each a “Releasing Party”), and any other person or entity who could claim through either of said parties, including but not limited to, their officers, directors, heirs, personal representatives, successors and assigns, hereby irrevocably and unconditionally release, acquit, and forever discharge the other party, its successors, assigns, agents, representatives and attorneys (each a “Released Party” and collectively, the “Released Parties”) from any and all claims, demands, or liabilities whatsoever, whether known or unknown, suspected or unsuspected, now existing or arising in the future, at law or in equity, which the Releasing Party ever had or may now have against the Released Parties, including without limitation, any claims, demands, or liabilities (including attorneys’ fees and costs actually incurred) arising out of or relating to any of the Total Debt Obligations (except for claims arising under this Settlement Agreement).  It is the parties’ intention to fully and finally settle and release each other from any matters and claims relating to the Total Debt Obligations, notwithstanding the discovery or existence of any additional or different claims or facts.

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7.         Waiver.  Each of the Company and Sparks expressly waives any and all rights which it/he may have under any foreign law or any federal statute, state law or common law principle that would otherwise limit the effect of this Settlement Agreement to claims known or suspected as of the date on which the parties execute this Settlement Agreement.  For the purpose of implementing a full and complete release and discharge of all Released Parties hereunder, each Releasing Party expressly acknowledges that this Settlement Agreement is intended to include in its effect, without limitation, all claims which each Releasing Party does not know or suspect to exist in its favor at the time of execution hereof, and that this Settlement Agreement contemplates the extinguishment of any and all such claim or claims.

8.         Confidentiality.  Each party agrees to keep confidential the terms of this Settlement Agreement, as well as all other proprietary and non-public information of the other party.  Notwithstanding the foregoing, each party may disclose the terms of this Settlement Agreement to its representatives provided they agree to be bound by the foregoing confidentiality obligation, and the Company may disclose the terms of this Settlement Agreement to the extent required under applicable securities laws.

9.         Indemnification.  Each party agrees to indemnify and hold harmless the other party, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, assessments, penalties, judgments, awards, and other liabilities (collectively, “Liabilities”), and will fully reimburse the other party for any and all fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, including  defending any claim, action, suit or proceeding, caused by, relating to, based upon, arising out of or in connection with any breach by such first party’s obligations under this Settlement Agreement.

10.       Attorneys’ Fees.  In the event that any party brings any legal action or proceeding against the other party to enforce any provision of this Settlement Agreement, or if any party breaches any provision of this Settlement Agreement, the substantially prevailing party in such legal action or proceeding shall be entitled to recover its reasonable costs, including attorney’s fees, as determined by the court in any such legal action or proceeding, in addition to any other remedies provided for in this Settlement Agreement or under law.

11.       Acknowledgment.  Each of the Company and Sparks acknowledges that it/he has read this entire Settlement Agreement, understands its provisions, is not executing this Settlement Agreement in reliance on any promises, representations or inducements other than those contained herein, has had the opportunity to review the Settlement Agreement with its/his legal counsel, and has voluntarily entered into this Settlement Agreement.

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12.       Entire Agreement.  This Settlement Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

13.       Severability.  If any provision or portion of any provision of this Settlement Agreement is found to be unlawful, invalid, or unenforceable, the remaining portions of this Settlement Agreement shall, in all respects, remain binding and effective and shall be construed, or be in full force and effect, to the maximum extent lawfully permissible.

14.       Binding Effect.  This Settlement Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective officers, directors, agents, heirs, personal representatives, successors and assigns.

15.       Counterparts.  This Settlement Agreement may be executed in counterparts, by facsimile and electronically, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

16.       Governing Law.  This Settlement Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington, without giving effect to its conflict of law principles for the purpose of applying the laws of another jurisdiction.  Any proceeding brought pursuant to this Settlement Agreement may be brought in King County, Washington.

17.       Further Acts.  Each of the parties agrees to execute any and all other documents as may be reasonably requested by the other party to effectuate the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Settlement and Release Agreement as of the Effective Date first above written.

Visualant Incorporated	Bradley E. Sparks

/s/ Ronald P. Erickson	/s/ Bradley E. Sparks
By: Ronald P. Erickson	Bradley E. Sparks
Its: Chief Executive Officer

Date: September 6, 2012	Date: September 6, 2012

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EXHIBIT A

September 6, 2012

Board of Directors of

Visualant, Incorporated

Gentlemen:

I hereby resign my position as a director and member of the Board of Directors and Audit Committee of Visualant, Incorporated, effective as of the date set forth above.

I have no disagreement with the Company on any matter relating to the registrant’s operations, policies or practices.

Sincerely,

/s/ Bradley E. Sparks

Bradley E. Sparks

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